EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HPEV, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 31, 2015, relating to our audits of the consolidated balance sheets of HPEV, Inc. (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. Our report dated March 31, 2015, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 15, 2015